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Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF FASTCLICK.COM, INC.,
a California Corporation

        The undersigned Kurt Johnson hereby certifies that:

        ONE: He is the duly elected and acting President and Secretary of said corporation.

        TWO: The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

        The name of this corporation is Fastclick.com, Inc.

ARTICLE II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

        A.    Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Five Million Eight Hundred Eighty-One Thousand Two Hundred Eighty-Five (5,881,285) shares. Three Million Seven Hundred Fifty Thousand (3,750,000) shares shall be Common Stock and Two Million One Hundred Thirty-One Thousand Two Hundred Eighty-Five (2,131,285) shares shall be Preferred Stock. The Board of Directors of this corporation may decrease (but not below the number of shares then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.

        B.    Rights, Preferences and Restrictions of Preferred Stock. Two Million One Hundred Thirty-One Thousand Two Hundred Eighty-Five (2,131,285) shares of the authorized Preferred Stock are hereby designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article III(B).

        1.     Dividend Provisions. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation and other than any dividends declared prior to, but not fully paid as of, the date of filing of these Amended and Restated Articles of Incorporation to the extent not paid as of such date) on the Common Stock of this corporation, at the rate of $2.815 per share (as adjusted for any stock dividends, combinations, stock splits or recapitalization) per annum, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

        2.     Liquidation Preference.

        (a)   In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $35.19 for each outstanding share (as adjusted for any stock dividends, combinations, stock splits or recapitalization affecting the number of shares of Series A Preferred Stock outstanding) of Series A Preferred Stock and (ii) all accrued but unpaid dividends on such share through the date of liquidation, dissolution or winding up. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

        (b)   Upon the completion of the distribution required by subsection 2(a), the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock) until, with respect to the holders of Series A Preferred Stock, such holders shall have received, including any and all amounts distributed to such holders pursuant to subsection 2(a), an amount per share equal to (i) $70.38 for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, stock splits or recapitalization affecting the number of shares of Series A Preferred Stock outstanding) if the liquidation, dissolution or winding up of this corporation occurs on or prior to September 30, 2006, or (ii) $87.975 for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, stock splits or recapitalization affecting the number of shares of Series A Preferred Stock outstanding) if the liquidation, dissolution or winding up of this corporation occurs after September 30, 2006; thereafter, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.

        (c)   (i)    Unless otherwise agreed to by the holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of Series A Preferred Stock, for purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) any consolidation or merger of this corporation into or with any other entity or entities (except a consolidation or merger with or into a direct or indirect wholly-owned subsidiary of this corporation, or except a consolidation or a merger in which either (1) this corporation's voting shares outstanding immediately prior to such transaction continue to represent a majority by voting power of the voting shares of this corporation outstanding immediately following the transaction or (2) the shares issued in exchange for this corporation's voting shares outstanding immediately prior to such transaction represent a majority by voting power of the voting shares of the continuing or resulting entity outstanding immediately following the transaction), (B) a transaction or series of related transactions in which a person or group of persons (as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) of a majority by voting power of the voting shares of this corporation, or (C) any sale, license, lease or other disposition of all or substantially all of the assets of this corporation, other than a sale, license, lease or disposition to a direct or indirect wholly-owned subsidiary of this corporation.

          (ii)   In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

            (A)  Securities not subject to investment letter or other similar restrictions on free marketability:

            (1)   If traded on a securities exchange or through NASDAQ-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

            (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

            (3)   If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

            (B)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsections 2(c)(ii)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

          (iii)  In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

            (A)  cause such closing to be postponed until such time as the requirements of this subsection 2(c) have been complied with; or

            (B)  cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

          (iv)  The corporation shall give each holder of record of Series A Preferred Stock written notice of any impending liquidation, dissolution or winding up of the corporation not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that represent at least a majority of the then outstanding shares of Series A Preferred Stock.

        3.     Redemption.

        (a)   At any time after September 30, 2009 but within one hundred twenty (120) days (the "Initial Redemption Date") after the receipt by this corporation of a written request from the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Stock, and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem the then outstanding shares of Series A Preferred Stock by paying in cash therefor a sum per share equal to $35.19 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, stock splits or recapitalization affecting the number of shares of Series A Preferred Stock outstanding) plus all accrued but unpaid dividends on such shares through the date of redemption (the "Redemption Price"). Any redemption effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders and shall be made (i) one-third (1/3) of the outstanding shares of Series A Preferred Stock on the Redemption Date, (ii) one-half (1/2) of the remaining outstanding shares of Series A Preferred Stock on the first anniversary of the Redemption Date and (iii) the remaining outstanding shares of Series A Preferred Stock on the second anniversary of the Redemption Date. The date of each redemption is referred to herein as a "Redemption Date."

        (b)   Within a reasonable time prior to a Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, such Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed on such Redemption Date (each, a "Redemption Notice"). Except as provided in subsection (3)(c) on or after such Redemption Date, each holder of Series A Preferred Stock shall surrender to this corporation the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

        (c)   From and after a Redemption Date, unless there shall have been a default in full payment of the Redemption Price payable in respect of the redemption to be effected on such Redemption Date, all rights of the holders of the shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of Series A Preferred Stock based on the number of shares held by each holder thereof on such Redemption Date. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on the Redemption Date but which it has not redeemed.

        4.     Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a)   Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $35.19 (the "Original Series A Issue Price") by the conversion price applicable to such share (the "Conversion Price"), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; provided, however, that, notwithstanding anything in these Articles of Incorporation to the contrary, in the event of a conversion of shares of Series A Preferred Stock at the time of or following the initial sale of this corporation's securities in an underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), resulting in gross proceeds of not less than Twenty-Five Million Dollars ($25,000,000) in the aggregate and a public offering price of less than $70.38 per share (as adjusted for any stock dividends, combinations, stock splits or recapitalizations), each share of Series A Preferred so converted shall convert into that number of fully paid and nonassessable shares of Common Stock equal to the greater of (i) such number as determined by dividing the Original Series A Issue Price by the Conversion Price for the Series A Preferred Stock then in effect and (ii) such number as determined by dividing (A) $52.79 (as adjusted for any stock dividends, combinations, stock splits or recapitalization) by (B) the per share public offering price in connection with such underwritten offering. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

        (b)   Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock based upon the Conversion Price at that time in effect immediately upon the earlier of (i) except as provided in subsection 4(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act, the public offering price of which was not less than $70.38 per share (as adjusted for any stock dividends, combinations, stock splits or recapitalization) and resulting in gross proceeds to this corporation of not less than Fifty Million Dollars ($50,000,000) in the aggregate or (ii) the date specified by written consent or agreement of the holders of two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock.

        (c)   Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities. The right to receive any dividend accrued but unpaid at the time of conversion on any shares of Series A Preferred Stock converted pursuant to the provisions of this Section 4 shall terminate upon conversion thereof.

        (d)   Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

          (i)(A) If the corporation shall issue (or be deemed to have issued), at any time and from time to time, or on after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date"), any Additional Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (which shall include the total number of shares of Common Stock then issuable upon exercise, conversion or exchange of Options and Convertible Securities outstanding) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at the existing Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding (which shall include the total number of shares of Common Stock then issuable upon exercise, conversion or exchange of Options and Convertible Securities outstanding) immediately prior to such issuance plus the number of shares of such Additional Stock.

          (B)  No adjustment of the Conversion Price shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(d)(i)(E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

          (C)  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

          (D)  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

          (E)  In the case of the issuance (whether before, on or after the Purchase Date) of options, rights or warrants ("Options") to purchase or subscribe for Common Stock, securities by their terms, directly or indirectly, convertible into or exercisable or exchangeable for Common Stock ("Convertible Securities"), or Options to purchase or subscribe for Convertible Securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

            (1)   The aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the corporation upon the issuance of such Options plus the minimum exercise price provided in such Options (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

            (2)   The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in for any such Convertible Securities or upon the exercise of Options to purchase or subscribe for such Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Convertible Securities were issued or such Options were issued and for a consideration equal to the consideration, if any, received by the corporation for any such Convertible Securities and related Options (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion, exercise or exchange of such Convertible Securities or the exercise of any related Options (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

            (3)   In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such Options or upon conversion or exercise of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion, exercise or exchange of such Convertible Securities.

            (4)   Upon the expiration of any such Options or the termination of any such Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible, exercisable or exchangeable securities which remain in effect) actually issued upon the exercise of such Options or upon the conversion, exercise or exchange of such Convertible Securities.

            (5)   The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

          (ii)   "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than shares of Common Stock issued or issuable

            (A)  pursuant to a transaction described in subsection 4(d)(iii);

            (B)  to employees, consultants, directors or advisors of this corporation or any subsidiary of this corporation directly or pursuant to a stock option plan, restricted stock plan or other arrangement approved by the Board of Directors of this corporation (the "Stock Plans"); provided, that no more than 981,170 (including 314,673 shares of Common Stock issued under the Stock Plans as of the date of filing of these Articles of Incorporation) of shares of Common Stock (subject to adjustment for and stock dividends, combinations, stock splits or recapitalization affecting the number of shares of Common Stock outstanding) are issued or issuable in connection therewith;

            (C)  in a public offering pursuant to a registration statement on Form S-1 under the Securities Act in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock;

            (D)  in connection with the acquisition of any business or assets or any joint venture or strategic alliance or similar transaction, the terms of which (including the issuance of the corporation's securities) are approved by the Board of Directors and the holders of at least two-thirds (2/3rd) of the of the voting power of all of the then outstanding shares of Series A Preferred Stock;

            (E)  to vendors, financial institutions, equipment leasing companies, lessors or customers of the corporation pursuant to arrangements approved by the Board of Directors;

            (F)  pursuant to any transactions approved by the Board of Directors and the holders of at least two-thirds (2/3rd) of the of the voting power of all of the then outstanding shares of Series A Preferred Stock, primarily for the purpose of (a) the purchase of domain names and related trademarks and trade names, (b) joint ventures, licensing or research and development activities, (c) distribution or manufacture of this corporation's products or services or (d) the purchase of advertising placement;

            (G)  in connection with the exercise of any Options or Convertible Securities outstanding as of the date of filing of these Articles of Incorporation;

            (H)  in connection with any event for which adjustment has already been made pursuant to this subsection 4(d); or

            (I)   upon conversion of the Series A Preferred Stock.

          (iii)  In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

          (iv)  If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

        (e)   Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends and any distributions declared prior to, but not fully paid as of, the date of filing of these Amended and Restated Articles of Incorporation to the extent not paid as of such date) or securities or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

        (f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than in connection with a subdivision, combination or transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of this corporation or otherwise to which a holder of Common Stock was entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (g)   No Fractional Shares and Certificate as to Adjustments.

          (i)    No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock. In lieu of any fractional share to which any holder of Preferred Shares would otherwise be entitled, this corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board of Director as of the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii)   Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

        (h)   Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (i)    Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to each holder of Series A Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

        (j)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given five (5) days after deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

        5.     Voting Rights.

        (a)   The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

        (b)   The holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) directors of the corporation (together, the "Series A Directors"). The holders of Series A Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis in accordance with Section 5(a), shall be entitled to elect four (4) directors of the corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the applicable stock of the corporation entitled to elect such director then outstanding shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship shall be filled only by vote or written consent in lieu of a meeting of the class of holders entitled to elect the director to fill such vacancy. The directors to be elected in accordance to the provisions hereof shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of shareholders and until their successors have been elected or qualified, provided however, that any director elected by the holders of a particular class of stock or a combination of classes of stock may be removed during such director's term of office, either for or without cause, by the affirmative vote given at a special meeting of shareholders of such class or combination of classes duly called or by an action by written consent for that purpose.

        6.     Protective Provisions. So long as at least 410,433 shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, stock splits or recapitalization affecting the number of Series A Preferred Stock outstanding) are outstanding, this corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity of which this corporation and/or any of its other subsidiaries directly or indirectly owns at the time a majority of the outstanding voting securities or over which it has effective voting control) to, whether by amendment of these Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock:

        (a)   consent to (i) any liquidation, dissolution or winding up of the corporation, (ii) any issuance, sale or other disposition (or a series of related issuances, sales or dispositions) of a majority by voting power of the voting shares of the corporation, or (iii) any merger or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities (except (A) a consolidation or merger with or into a direct or indirect wholly-owned subsidiary of this corporation or (B) a merger in which (1) the corporation is the surviving corporation or (2) the holders of the corporation's voting stock outstanding immediately prior to the merger hold a majority by voting power of the voting shares of the surviving corporation outstanding immediately following the transaction);

        (b)   sell, abandon, transfer, lease, license, mortgage, hypothecate or otherwise encumber or otherwise dispose of all or substantially all of the corporation's properties or assets;

        (c)   alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of Series A Preferred Stock;

        (d)   increase the total number of authorized shares of Series A Preferred Stock;

        (e)   authorize or issue (by reclassification or otherwise), or obligate itself to issue, any equity security, other than shares of Common Stock authorized as of the date of these Articles of Incorporation, including additional shares of Series A Preferred Stock and including any security convertible into or exercisable or exchangeable for any equity security, (i) having rights, preferences or privileges senior to or over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends, payment of dividends, redemption or the distribution of assets upon liquidation, dissolution or winding up, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 6;

        (f)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock at cost from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment, or (ii) the redemption of any share or shares of Series A Preferred Stock in accordance with Section 3;

        (g)   amend, alter or repeal (by merger or otherwise) this corporation's Articles of Incorporation or bylaws;

        (h)   increase or decrease the size of the Board of Directors of the corporation from seven (7);

        (i)    increase the number of shares reserved for issuance to employees, directors, consultants or advisors performing services for this corporation or any subsidiary pursuant to a stock option plan, restricted stock plan or other arrangement; or

        (j)    change the principal business of this corporation or exit this corporation's current line of business.

        7.     Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

        8.     Repurchase of Shares. Each holder of outstanding shares of Series A Preferred Stock shall be deemed to have consented, solely for purposes of Sections 502 and 503 of the General Corporation Law of California (to the extent applicable to the corporation), to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, officers, directors, consultants or other persons performing services for the corporation or any of its subsidiaries upon termination of their employment or services or in connection with the exercise by the corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the corporation and such persons, provided that the terms of such repurchase shall have been approved by the Board.

        C.    Common Stock.

        1.     Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

        2.     Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article III hereof.

        3.     Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV

        A.    Limitation on Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        B.    Indemnification. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director at the request of the corporation or any predecessor to the corporation against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action or proceeding and any appeal therefrom. Neither any amendment nor repeal of this provision, nor the adoption of any provision of the corporation's Articles of Incorporation inconsistent with this provision, shall eliminate or reduce the effect of this provision in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this provision, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

*    *    *

        THREE    The foregoing amendment has been approved by the Board of Directors of said corporation.

        FOUR    The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 2,174,988 shares of Common Stock. No shares of Series A Preferred Stock were outstanding. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have executed this certificate on September 25, 2004.

/s/ KURT JOHNSON Kurt Johnson, President and Secretary

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FASTCLICK.COM, INC.

        KURT JOHNSON and FRED KRUPICA hereby certify that:

        1.     They are the President and the Secretary, respectively, of FASTCLICK.COM, INC., a California corporation (the "Corporation").

        2.     Article I of the Amended and Restated Articles of Incorporation of the Corporation is amended to read as follows:

    "The name of this corporation is Fastclick, Inc."

        3.     The foregoing Certificate of Amendment of Amended and Restated Articles of Incorporation has been duly approved by the unanimous written consent of the Board of Directors of this Corporation.

        4.     The foregoing Certificate has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 612,044 shares. The total number of outstanding shares of Series A Preferred Stock of the Corporation is 2,131,285. The number of shares in favor of the Certificate of Amendment of Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentages of votes required was more than fifty percent (50%) of the Common Stock and more than sixty-six percent (66.6%) of the Series A Preferred Stock.

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        We further declare, under penalty of perjury, under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: December 17, 2004

/s/ KURT JOHNSON KURT JOHNSON, President
/s/ FRED KRUPICA FRED KRUPICA, Secretary

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  Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF FASTCLICK.COM, INC., a California Corporation
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF FASTCLICK.COM, INC.